Exhibit 10(iii)(A)2

Mr. Derr, Chairman of the Compensation and Employee Benefits Committee, reported that at the February 23, 2004 meeting Mirian M. Graddick-Weir, Executive Vice President-Human Resources, had made a presentation to the Committee regarding a proposed amendment to the Change in Control provisions of the Senior Officer Separation Plan (the “Plan”). Capitalized terms used in this paragraph refer to and have the same meaning as those terms defined in the Plan. The Change in Control provisions of the Plan currently provide for severance benefits payable to a Senior Officer whose employment is involuntarily terminated (for reasons other than Cause), or who terminates employment for Good Reason, within two years following a Change in Control. The amount of those severance benefits is equal to three times the sum of the Senior Officer’s annual base rate of pay, plus target bonus, plus the value of the Senior Officer’s Target Annual Full Value Equivalent Award (generally comprised of either performance shares, restricted stock or restricted stock units). A Senior Officer’s Target Annual Full Value Equivalent Award has been only a part of the Senior Officer’s annual grant under the 1997 Long Term Incentive Program; the balance of his or her annual grant under the 1997 Long Term Incentive Program being comprised of stock options. Under the proposed 2004 Long Term Incentive Program, the full value of annual awards, including the portion of an annual award that, under the 1997 Long Term Incentive Program, had been comprised of stock options, would be comprised of only “full value equity” compensation (which includes, but is not limited to, restricted stock, restricted stock units, and performance shares). Thus, the value of a Senior Officer’s Target Annual Full Value Equivalent Award under the 2004 Long Term Incentive Program would be significantly greater than the value of a Senior Officer’s Target Annual Full Value Equivalent Award under the 1997 Long Term Incentive Program. Accordingly, it was recommended that the value of a Senior Officer’s Target Annual Full Value Equivalent Award be eliminated from the calculation of a Senior Officer’s Change in Control severance benefit under the Plan. The Committee recommended that the Board adopt the following resolution:

          Whereupon, on motion, it was:

               RESOLVED: that, subject to the conditions set forth in the October 23, 2000 resolutions of the AT&T Board of Directors regarding Change in Control benefits, the Senior Officer Separation Plan (the “Plan”) is hereby amended to eliminate the value of a Senior Officer’s Target Annual Full Value Equivalent Award from the calculation of a Senior Officer’s Change in Control severance benefit and that the Executive Vice President – Human Resources, with the concurrence of the Vice President – Law and Corporate Secretary, is hereby authorized to prepare a formal amendment to the Plan, such amendment to be effective concurrently with, and subject to, the approval by the Company’s shareholders of the 2004 Long Term Incentive Program at the Company’s 2004 Annual Meeting.